Exhibit 99.1

Aadi Bioscience Announces $72.5 Million Private Placement Equity Financing

LOS ANGELES, Sept. 22, 2022 /PRNewswire/ – Aadi Bioscience, Inc. (NASDAQ: AADI), a commercial-stage biopharmaceutical company focused on precision therapies for genetically-defined cancers with alterations in mTOR pathway genes, today announced it has entered into a securities purchase agreement with a new accredited investor and certain existing investors to issue and sell an aggregate of 3,373,526 shares of its common stock (“Common Stock”) at a price of $12.50 per share, reflecting the closing price on September 21, 2022 on NASDAQ, and pre-funded warrants (“Pre-Funded Warrants”) to purchase up to an aggregate of 2,426,493 shares of Common Stock at a purchase price of $12.4999 per pre-funded warrant share, through a private investment in public equity (“PIPE”) financing. The Pre-Funded Warrants will have an exercise price of $0.0001 per share of Common Stock, to be immediately exercisable and remain exercisable until exercised in full. Aadi Bioscience anticipates the gross proceeds from the PIPE to be approximately $72.5 million, before deducting any offering related expenses. The financing is expected to close on September 26, 2022, subject to customary closing conditions.

The PIPE financing was led by a life sciences-focused investment fund with participation from existing investors including Avoro Capital, Acorn Capital Advisors, Alerce Medical Technology Partners, Acuta Capital Partners, KVP Capital, and members of management.

“We are extremely pleased to have the support of this investor group,” said Neil Desai, Ph.D., Founder and Chief Executive Officer of Aadi Bioscience. “These additional funds allow us to further extend our cash position into 2025. We look forward to sharing preliminary data on the PRECISION 1 trial targeting TSC1 and TSC2 inactivating alterations in the first half of 2023.”

In addition to supporting the continued advancement of the PRECISION 1 trial and growing FYARRO commercial efforts, the Company intends to use net proceeds from the financing to fund research and development of additional clinical opportunities with FYARRO and for working capital and general corporate purposes. The proceeds from this PIPE financing, combined with current cash, cash equivalents and marketable securities is expected to fund operating and capital expenditures into 2025.

The securities to be sold in this PIPE financing, including the shares of Common Stock underlying the Pre-Funded Warrants, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Concurrently with the execution of the securities purchase agreement, Aadi Bioscience and the investors entered into a registration rights agreement pursuant to which the company has agreed to file a registration statement with the U.S. Securities and Exchange Commission registering the resale of the shares of Common Stock sold in the PIPE financing and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer, solicitation, or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful

About Aadi Bioscience

Aadi is a commercial-stage biopharmaceutical company focused on precision therapies for genetically defined cancers. Aadi’s primary goal is to bring transformational therapies to cancer patients with mTOR pathway driver alterations where other mTOR inhibitors have not or cannot be effectively exploited due to problems of pharmacology, effective drug delivery, safety, or effective targeting to the disease site. In November 2021, Aadi received FDA approval for FYARRO® for the treatment of adult patients with locally advanced unresectable or metastatic malignant perivascular epithelioid cell tumor (PEComa), and in February 2022, Aadi announced the commercial launch of FYARRO in this indication.

Based on exploratory data from AMPECT, a registrational study supporting approval in advanced malignant PEComa, and following a pre-IND meeting with the FDA, Aadi has initiated PRECISION 1, a Phase 2 tumor-agnostic registration-intended trial in mTOR inhibitor-naïve malignant solid tumors harboring TSC1 or TSC2 inactivating alterations. More information is available on the Aadi Bioscience website at www.aadibio.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements regarding the business of Aadi Bioscience that are not a description of historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the use of proceeds of the offering; the completion of the offering; Aadi Biosciences plans and potential for success relating to commercializing FYARRO; the clinical results and timing of additional clinical trials, including the registration-directed trial in patients harboring TSC1 or TSC2 inactivating alterations; the timing and likelihood of regulatory filings and approvals of FYARRO; and the sufficiency of Aadi Biosciences existing capital resources and the expected timeframe to fund its future operating expenses and capital expenditure requirements. Actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, those associated with market conditions; satisfaction of customary closing conditions in the PIPE; the ability to successfully commercialize FYARRO; risks related to reimbursement and pricing of FYARRO; uncertainties associated with the clinical development and regulatory approval of FYARRO in additional indications, including potential delays in the commencement, enrollment and completion of clinical trials for additional indications; the risk that unforeseen adverse reactions or side effects may occur in the course of commercializing, developing and testing FYARRO; risks associated with the failure to realize any value from FYARRO in light of inherent risks and difficulties involved in successfully bringing product candidates to market; and risks related to Aadi’s estimates regarding future expenses, capital requirements and need for additional financing.

Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including under the caption “Item 1. Risk Factors” and in Aadi’s subsequent Quarterly Reports on Form 10-Q filed on May 12, 2022 and August 10, 2022, and elsewhere in Aadi’s reports and other documents that Aadi has filed, or will file, with the SEC from time to time that are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements which are current only as of the date hereof. Except as required by applicable law, Aadi Bioscience undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Marcy Graham

IR@aadibio.com

###